Exhibit 99.6

TASC PARENT CORPORATION

FORM OF

WRITTEN CONSENT

This Written Consent is solicited by the Board of Directors of TASC Parent Corporation

Please return this consent no later than [—] p.m. (Eastern Standard Time) on [—], 201[—], which is the date that the Board of Directors of TASC Parent Corporation expects to receive consents under the Voting Agreement. Your shares will be tabulated and voted to approve or disapprove the proposal as you indicate below. Any Written Consent returned without indicating a decision on the proposal will be voted to APPROVE the proposal.

The undersigned, being a holder of record of common stock, par value $0.01, of TASC Parent Corporation, a Delaware corporation (“TASC”), on [—], 201[—] hereby consents, by written consent without a meeting, to the action as set forth below with respect to all of the aforementioned shares of TASC common stock that the undersigned holds of record.

The undersigned acknowledges receipt of the joint proxy/consent solicitation statement/prospectus, which is part of the registration statement on Form S-4 (No. 333-200384) of New East Holdings, Inc., a Delaware corporation (“New Engility”), and Engility Holdings, Inc., a Delaware corporation (“Engility”), and which more fully describes the proposal below.

1.	Approval of the merger of Toucan Merger Corporation II with and into TASC, with TASC continuing as the surviving corporation and a wholly owned subsidiary of Toucan Merger Corporation I, adoption of the Agreement and Plan of Merger, dated as of October 28, 2014, among TASC, Toucan Merger Corporation I, Toucan Merger Corporation II, Engility, New Engility and East Merger Sub, LLC, and approval of the transactions contemplated thereby.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please date, sign and return this Written Consent promptly to TASC by faxing it to TASC Parent Corporation, Attention: Clifford E. Greenblatt, Vice President and General Counsel, at (703) 449-1088, by emailing a .pdf copy of the Written Consent to Cliff.Greenblatt@tasc.com, or by mailing this Written Consent to TASC Parent Corporation, c/o TASC, Inc., 4801 Stonecroft Boulevard, Chantilly, Virginia 20151, Attention: Clifford E. Greenblatt, Vice President and General Counsel.

IF AN INDIVIDUAL:	IF AN ENTITY:

By: (duly authorized signature)	(please print or type complete name of entity)

Name: (please print or type full name)	By: (duly authorized signature)

Title: (please print or type full title)	Name: (please print or type full name)

Title: (please print or type full title)

Date: , 201[—]	Date: , 201[—]